UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2013 (April 8, 2013)

Savient Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

DE	0-15313	13-3033811
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Crossing Boulevard Bridgewater, NJ	08807
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 418-9300

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 8, 2013, Savient Pharmaceuticals, Inc. (the “Company”) received a letter from The NASDAQ Stock Market (“NASDAQ”) indicating that for 30 consecutive business days the Company’s common stock did not maintain a minimum bid price of $1.00 per share (“Minimum Bid Price Requirement”) as required by NASDAQ Listing Rule 5450(a)(1).

The notification of non-compliance has no immediate effect on the listing or trading of the Company’s common stock on The NASDAQ Global Market. Under the NASDAQ Listing Rules, if during the 180 calendar days following the date of the notification (that is, prior to October 7, 2013) the closing bid price of the Company’s common stock is at or above $1.00 per share for a minimum of 10 consecutive business days, the Company will regain compliance with the Minimum Bid Price Requirement and the matter will be closed.

If the Company does not regain compliance with the Minimum Bid Price Requirement by October 7, 2013, NASDAQ will provide written notification to the Company that its common stock is subject to delisting. The Company may receive an additional 180 day grace period (a total of 360 days from April 8, 2013) to regain compliance with the Minimum Bid Price Requirement provided that the Company is then in compliance with the initial listing standards for The NASDAQ Capital Market, other than the Minimum Bid Price Requirement. Alternatively, the Company may appeal NASDAQ’s determination to a NASDAQ Hearing Panel at such time as it receives any notification that it has no further grace period.

The Company intends to continue to monitor the bid price for its common stock between now and October 7, 2013. If the Company’s common stock does not trade at a level that is likely to regain compliance with the Minimum Bid Price rule, the Company’s Board of Directors will consider other options that may be available to achieve compliance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Savient Pharmaceuticals, Inc.

Date: April 11, 2013	By:	Philip K. Yachmetz
Philip K. Yachmetz
SVP & General Counsel